OLD POINT FINANCIAL QUARTERLY DIVIDEND

FOR IMMEDIATE RELEASE

May 13, 2004

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.15 per share of common capital stock to be paid on June 30, 2004, to shareholders of record as of May 31, 2004.
Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $661 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 16 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286